Manas signed an extended farmout term sheet for 6 Blocks in Albania
MANAS Petroleum Corp. (MNAP.OB)

Baar, Switzerland, July 21, 2009.

Manas Petroleum Corporation today announces that its wholly owned subsidiary, DWM Petroleum AG signed an extended farmout term sheet covering Blocks A, B, D, E, 2 and 3 in Albania to a Finance group of international Oil and Gas investors. Both parties have agreed to keep the terms confidential until the signing of a shareholders’ agreement.

Erik Herlyn, Chief Executive Officer of Manas Petroleum Corp.: "With this farmout Manas could both lift the large exploration potential of blocks A, B, D and E and additionally drill a well to appraise the Sphiragu discovery in blocks 2 and 3.” This farmout is consistent with Manas` core strategy of acquiring major oil and gas licenses for prospective under-thrust structures and then limiting the financial burdens and risks associated with the exploration and development.

Manas has been awarded Blocks A, B, D and E on December 26, 2007 and has explored the blocks since. Portions of Blocks A, B, D and E are now drill-ready. Blocks 2 and 3 were previously explored by Occidental Petroleum including a 5000 meter deep discovery well in 2001. The council of ministers ratified the Production Sharing Contract for Blocks 2 and 3 to DWM Petroleum on July 8th 2009. Following the award of Blocks 2 and 3, data regarding occidentals discovery were made available and the Company is currently preparing a 51-101 compliant estimate of the discovery. The farmout is subject to the execution of a final agreement with the farm-out partner.

Disclaimer

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include statements about the company’s expectations that it will eventually enter in to a shareholder agreement and a final agreement with the farm-out partner. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks inherent in our industry, the poor capital markets and other risks identified by us in our periodic filings on EDGAR (which can be viewed at www.sec.gov). Any of these risks could cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact:
Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone:	+41 44 718 1030
Fax:	+41 44 718 1039
Email:	info@manaspete.com
Web:	www.manaspete.com